Exhibit 4.3

TOTALENERGIES CAPITAL

Officer’s Certificate

Pursuant to Section 102 of the Indenture

 I, Gwenola Jan, a duly appointed Director (Administrateur) of TotalEnergies Capital, a société anonyme duly organized and existing under the laws of the Republic of France, registered with the Registre du Commerce et des Sociétés of Nanterre under number 428 292 023 (the “Company”), hereby make the following statements pursuant to Section 102 of the indenture dated October 2, 2009, as amended by the first supplemental indenture, dated as of October 11, 2018, the second supplemental indenture dated as of July 22, 2020, and as further amended by the third supplemental indenture dated as of June 17, 2021, among the Company, TotalEnergies SE (the “Guarantor”), and The Bank of New York Mellon, acting through its London Branch (the “Trustee”), as trustee (the “Indenture”):

(a)            the undersigned has read the provisions of the Indenture, including without limitation, Sections 201, 301, 901 (7) and 901 (10) setting forth the covenants and conditions relating to the authentication and delivery of the Notes and the execution and delivery of the Fifth Supplemental Indenture, dated as of September 10, 2024, among the Company, the Guarantor, and the Trustee, and in respect of compliance with which this certificate is being delivered, and the definitions in the Indenture relating thereto;

(b)            the undersigned has examined the resolutions of the Board of Directors of the Company, such other corporate records of the Company, and such other documents deemed necessary as a basis for the opinion hereinafter expressed;

(c)            in the opinion of the undersigned, such examination is sufficient to enable it to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with; and

(d)            the undersigned is of the opinion that such covenants and conditions have been complied with.

 Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Indenture.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this certificate as of the date set forth below.

Dated: September 10, 2024

	By:	/s/ Gwenola Jan
	Name:	Gwenola Jan
	Title:	Director (Administrateur), authorized signatory

[Signature Page to Officer’s Certificate under the Indenture]